UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 2, 2011

AMERICAN TIRE DISTRIBUTORS

HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-124878	59-3796143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12200 Herbert Wayne Court, Suite 150 Huntersville, North Carolina		28078
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (704) 992-2000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Election of a New Director

On March 2, 2011, the Board of Directors (the “Board”) of Accelerate Parent Corp. (“Accelerate Parent”), the indirect parent of American Tire Distributors Holdings, Inc. (the “Company”), pursuant to the applicable provisions of Accelerate Parent’s bylaws, elected Carl Sewell as a director of Accelerate Parent, effective on the date of election.

For his service as a member of the Accelerate Parent Board, Mr. Sewell will receive an annual fee of $150,000 in cash, payable in quarterly installments. Upon his appointment to the Accelerate Parent Board, Mr. Sewell also received a one-time grant of options under the Amended and Restated Accelerate Parent Corp. Management Equity Incentive Plan to purchase 200,000 shares of Accelerate Parent common stock at the fair market value on the date of grant. These options vest in three equal installments on each of the first three anniversaries of the date of grant. Mr. Sewell will also receive an annual grant under the Accelerate Parent Corp. Non-Employee Director Restricted Stock Plan of restricted shares of Accelerate Parent common stock valued at $50,000, with vesting to occur in two equal installments on each of the first two anniversaries of the date of grant. Mr. Sewell also received a one-time opportunity to purchase up to $1,000,000 in Accelerate Parent common stock from Accelerate Parent at a per share price equal to the fair market value on the date of purchase. There are no arrangements or understandings between Mr. Sewell and any other persons pursuant to which he was elected as a director. There are no transactions between Mr. Sewell and the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC. (Registrant)

March 4, 2011	By:	/s/ David L. Dyckman
		Name:	David L. Dyckman
		Title:	Director, Executive Vice President and
Chief Financial Officer